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EXHIBIT 4.2

                           VAUGHN COMMUNICATIONS, INC.
                           1995 NON-EMPLOYEE DIRECTOR
                       NONSTATUTORY STOCK OPTION AGREEMENT


     VAUGHN COMMUNICATIONS, INC., a Minnesota corporation (the "Company"), pursuant to the 1995 Non-Employee Director Stock Option Plan previously adopted by the Board of Directors of the Company (the "Plan"), and in consideration of services as a member of the Board of Directors of the Company to be rendered by ______________________ (the "Optionee"), hereby grants to the Optionee a nonstatutory stock option (the "Option") not in accordance with Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to purchase 2,000 shares of the Company's $.10 par value Common Stock (the "Shares") at a price of $___________ per Share (the "Purchase Price"), equal to 100% of the fair market value of the Common Stock on the date of grant (set forth at the end of this Agreement), determined in accordance with Section 5 of the Plan. This grant is made on the following terms and conditions.

     NONSTATUTORY STOCK OPTION

     1.   The Optionee may first exercise the Option at any time on or after six
(6) months after the date of grant (set forth at the end of this Agreement) and thereafter may exercise the Option at any time on or before ______________ , 19__, (seven (7) years after such date of grant); provided, however, that the Option shall not be exercisable unless and until the Plan has been approved by the shareholders of the Company as provided in the Plan.

     2. The Option shall not be transferable by the Optionee, except by will or the laws of descent and distribution. During the Optionee's life, the Option shall be exercisable only by the Optionee and only while and if the Optionee is continuously serving as a Director of the Company, except as provided in Section 4 of this Agreement.

     3. The Option may be exercised in whole or in part, from time to time, by delivery to the Secretary of the Company of a written notice specifying the number of Shares desired to be purchased and accompanied by full payment of the Purchase Price, at the election of the Optionee, in cash and/or by delivery of certificate(s) duly endorsed for transfer, in shares of the Company's Common Stock already owned by the Optionee. Any shares endorsed and delivered to the Company in payment of the Purchase Price shall be valued at the fair market value of the shares on the date of exercise. Fair market value for this purpose shall be determined in accordance with the Section 6(b) of the Plan. Any fractional share not required for payment of



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the Purchase Price shall be paid for by the Company in cash on the basis of the same value utilized for such exercise.

     4. All unexercised rights under the Option shall expire at the end of the term specified in Section 1 above or on such earlier date sixty (60) days after termination of Optionee's directorship for any reason other than by reason of death or disability or retirement at or after age 55. In the event of the Optionee's death, the Option may be exercised by the personal representative of the Optionee's estate and/or by the Optionee's heirs entitled by law to the Optionee's rights under the Option, as the case may be.

     5. Unless the issuance of the Shares purchased upon the exercise of the Option is registered with federal and state securities authorities (which is anticipated, but for which the Company has no obligation), or is determined by counsel for the Company to be exempt from such registration without need therefor, the Optionee shall be required to sign and be bound by a customary "investment letter," setting forth the Optionee's investment representation and securities law transfer restrictions consistent with federal and state securities law exemptions from registration for issuance of the Shares on exercise and consistent with Rule 144 under the Securities Act of 1933 and requisite legends shall be placed upon the certificates for the Shares. Without regard to registration or exemption therefrom on exercise, because the Optionee may be an affiliate of the Company within the meaning of said Rule 144, securities law transfer restrictions consistent with said Rule 144 shall in any event be applicable and requisite legends and stop transfer orders shall be placed upon or against the certificates for the Shares by the Company's Transfer Agent and Registrar.

     6. If prior to the expiration of the Option, the Shares then subject to the Option shall be affected by any recapitalization, merger, consolidation, reorganization, stock dividend, stock split, or other change in capitalization affecting the present Common Stock of the Company, then the number and kind of Shares covered by this Agreement, and the Purchase Price per Share, shall be appropriately adjusted in accordance with the Plan to prevent dilution or enlargement of the Optionee's rights which might otherwise result.

     7. It is intended that the Plan and this nonstatutory Option comply and be interpreted in accordance with Rule 16b-3 under the Securities Exchange Act of 1934, as amended. The provisions of the Plan pertaining to Options, to the extent not set forth in this Agreement, are incorporated herein by reference.



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     IN WITNESS WHEREOF, this Non-Employee Director Nonstatutory Stock Option
Agreement is hereby executed as of the ________ day of ___________, 19__
(date of grant).

                              VAUGHN COMMUNICATIONS, INC.
                              By
                                 -----------------------------------
                                Its
                                    --------------------------------

                              OPTIONEE:
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